NEWS

For Release:      May 2, 2003

Contact:          Financial:        Joseph F. Morris
                                    Chief Financial Officer
                                    (215) 443-3612

                  Media:            David Kirk, APR
                                    (610) 792-3329

Summary:          Penn-America Group, Inc. (NYSE:PNG) Appoints Richard W.
                  Slomiany, CPCU, AIM, Vice President of Claims of Its Insurance Subsidiaries

         HATBORO PA (May 2, 2003) - Penn-America Group, Inc. (NYSE:PNG) today announced that Richard W. Slomiany, CPCU, AIM has been appointed vice president of Claims for the company's insurance subsidiaries. The announcement was made by Jon S. Saltzman, president and chief executive officer.
         Slomiany, 46, joins Penn-America following a 23-year career with Harleysville Insurance Company where he began as a claims adjuster and rose to assistant vice president of Claims. In that role, he was responsible for the administrative and technical management of claims related to several product lines and the company's Special Investigation Unit. At Penn-America he will be responsible for the company's Claims operations, reporting to Saltzman.
         Slomiany,  a resident of  Lansdale  PA,  holds a B.S.  degree in Police
Science from York College of Pennsylvania. He holds the CPCU designation from the American Institute of Chartered Property and Casualty Underwriters and the AIM designation for the Insurance Institute of America.
         Penn-America Group, Inc. (NYSE:PNG) is a specialty commercial property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines marketplace.





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Certain  information  included  in this news  release  and other  statements  or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters
as  anticipated  financial   performance,   business  prospects,   technological
developments, new and existing products, expectations for market segment and growth and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2002 10-K.

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